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FORM OF RESTRICTED STOCK AWARD AGREEMENT
Exhibit 4.1

                        RESTRICTED STOCK AWARD AGREEMENT


         THIS AGREEMENT is made and entered into as of November 17, 2003 by and between DOMINIX, INC., a Delaware corporation ("DOMINIX"), and ___________ (the "Recipient").

          WHEREAS, DOMINIX and Recipient have agreed that Recipient shall continue to provide valuable services to DOMINIX pursuant to, and DOMINIX wishes to create a further incentive for Recipient to continue to provide such services;

         AND WHEREAS, DOMINIX presently does not have the cash resources or authorized shares of common stock to use to pay for such services;

          NOW,  THEREFORE,   in  consideration  of  their  mutual  promises  and
undertakings, DOMINIX and Recipient mutually agree as follows:

          1. In consideration for Recipient's agreement to continue to provide services to DOMINIX (which services shall not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the DOMINIX' securities) as of November (the "Grant Date"), is hereby granted ___________ shares of restricted DOMINIX common stock, $0.001 par value (the "Restricted Stock"), The Restricted Shares shall be issued and delivered to the Recipient within five business days after DOMINIX amends its certificate of incorporation to permit the issuance of the granted shares (the "Issuance Date"). All the Restricted Stock shall vest immediately and the restrictions applicable to such shares of Restricted Stock under the Securities Act of 1933, as amended shall be lifted, in compliance with Rule 144 thereunder utilizing the date of this Agreement and the beginning date of the holding period for such Restricted Shares.

          2. Recipient shall be solely responsible for any and all federal, state, and local taxes which may be imposed on him as a result of his receipt of the Restricted Stock

          3. In the event of any change (such as recapitalization, merger, consolidation, stock dividend, or otherwise) in the character or amount of DOMINIX Corporation common stock, $0.001 par value, prior to the Issuance Date,
(a) the number of shares of Restricted Stock to which Recipient shall be entitled shall be the same as if he had actually owned the Restricted Stock without restriction at the time of such change, and (b) the amount of the cash to be paid to Recipient shall be the amount of dividends paid on the Restricted Stock following such change in the number of shares of Restricted Stock.

          4. The Restricted Stock shall be registered prior to the Issuance Date under Form S-8 or a successor form thereto, or if such form is not available, on any form for available to DOMINIX, the sale of securities to the Recipient.

          5. Nothing in this Agreement shall be interpreted or construed to create a contract of employment between DOMINIX and the Recipient. This Agreement is intended solely to provide Recipient an incentive to continue providing services to DOMINIX under existing agreements for such services.





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         The maximum number of shares (subject to adjustment as aforesaid) which may be issued under the corporation's plan is 100,000,000.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                    DOMINIX, INC.


                                    --------------------------------
                                    By: Andrew J. Schenker,
                                    President and Sole Director

                                    (This Agreement shall be filed with the minutes of meetings of Dominix directors and shall be deemed sufficient consent to the issuance of the Restricted Stock)

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Recipient





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